Exhibit 2.3

AMENDED OPERATING AGREEMENT

CASTLE ARCH REAL ESTATE INVESTMENT COMPANY, LLC

a California limited liability company

THIS Amended Operating Agreement governs Castle Arch Real Estate Investment Company, LLC, a California limited liability company, (the “Company”) and is made and entered into as of the 21st day of July, 2004, by and among Kirby D. Cochran, Robert Geringer, Jeff Austin and Doug Child, as the “Initial Members”, Kirby D. Cochran, as chief executive officer of the Company and those Additional Members admitted to the Company pursuant to the requirements and procedures set out in this Amended Operating Agreement.

ARTICLE I

FORMATION, NAME, PURPOSES AND DEFINITIONS

1.1

Formation. Pursuant to the limited liability provisions of the California Corporations Code, as amended (the “Corps.C. Sec.17000, et seq.”), the parties have formed a California limited liability company by filing Articles of Organization with the California Secretary of State in April 2004. The parties now adopt this Amended Operating Agreement (the “Agreement”) to provide for the regulation and management of the affairs of the Company. This Agreement is subject to, and governed by, Corps.C. Sec.17000, et seq. and the Articles of Organization. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of Corps.C. Sec.17000, et seq., which provisions will be controlling.

1.2

Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a partnership under the Internal Revenue Code of 1986 (“Code”) for federal and state income tax purposes. It also is the intent of the Members that the Company not be operated or treated as a partnership for purposes of Section 303 of the federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto.

1.3     Name. The name of this limited liability company is Castle Arch Real Estate Investment Company, LLC.

 1.4

Place of Business. The principal place of business of the Company is 9595 Wilshire, Penthouse 1000, Beverly Hills, CA, 90212, or such other place as the chief executive officer shall determine.

1.5

Purpose. The Company has been formed to engage in the business of creating and real estate and related activities, to conduct and transact any lawful business for which limited liability companies may be formed under the laws of the State of California and to exercise all powers permitted thereby, and to engage in any activities that are related to the accomplishment of such purposes.

1.6

Term. The Company shall commence upon the filing of Articles of Organization and shall continue until such time as it shall be terminated under the provisions of Article XI hereof.

1.7

Members. The names of the Company’s “Initial Members” are Kirby D. Cochran, Robert Geringer, Jeff Austin, and Doug Child.

1.8

Agent for Service of Process. The name and business address of the agent for service of process on the Company is Robert Geringer, 9595 Wilshire, Penthouse 1000, Beverly Hills, CA, 90212 or such other person as the chief executive officer shall appoint from time to time.

ARTICLE II

CAPITALIZATION OF THE COMPANY

2.1

Membership Units. The Company is authorized to issue a total of 150,000,000 Membership Units consisting of two classes, including 50,000,000 Common Units and 100,000,000 Preferred Units (interchangeably referred to as “Membership Units”). The rights, duties, and obligations of the Members of the Company shall be governed by the terms and conditions of this Agreement and shall be represented by Membership Units.

(a) Preferred Series A Member Units. The Company, at the management’s option, at any time, redeem any number of outstanding preferred A units at a per unit rate at which each such preferred unit was sold, plus any accrued preferred dividend.  The Company’s preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis.  Holders of preferred units have no voting rights.  Holders of series A member units have liquidation preferences over our common units and other series of preferred units. The result is that in the event of any liquidation, dissolution or winding up of the Company’s affairs, whether voluntary or involuntary, the holders of record of series A preferred member units shall be entitled to recover their investment prior and in preference to any distribution of any of The Company’s assets or surplus funds to the holders of our common units and other preferred units.

(b) Preferred Series B Member Units. The Company may, at the management’s option, at any time, redeem any number of outstanding preferred B units at a per unit rate at which each such preferred unit was sold, plus any accrued preferred dividend.  The Company’s preferred units have preferred dividend rights equal to 8% per year on a cumulative noncompounded basis.  Holders of preferred units have no voting rights.  The Company intends to pay the preferred dividend and redeem preferred units over time from the cash flows, if any, from business operations. Otherwise, the preferred dividend may be paid upon redemption by The Company of the preferred units.  This Amended Operating Agreement may be amended to include other series of preferred member units.

(c) Other Preferred Units. In the future, the company intends to raise working capital through sales of preferred units.  The board of directors has authority, in accordance with the provisions of the Company’s operating agreement, and without action by the members, to designate and issue all or any portion of the remaining authorized but unissued preferred units, and to determine the voting rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of units constituting any series in the designation of such series. Such preferred units, if and when issued, may carry rights superior to those of the common units.

(d) Common Units. Each Common Unit shall carry the right to cast one vote on any matter submitted to the Members of the Company and be entitled to profit and loss distributions and allocations.

             2.2      Capital Contribution of Initial Member. The Initial members have contributed $198,400 in cash. (“Initial Capital Contribution”) to the Company.

2.3

Capital Contribution of Members Other Than Initial Member. The Capital Contributions of Members, including the Initial Capital Contribution, shall be recorded on Schedule “A” attached hereto and by this reference made a part hereof.

2.4

Additional Membership Units. Additional Members may join the Company by purchasing Common or Preferred Units. The purchasers of Membership Units shall be admitted as Members of the Company upon the acceptance of their Subscription Agreements to purchase Membership Units, receipt of their executed Amended Operating Agreement Counterpart Signature Page and Power of Attorney (the “Counterpart Signature Page”) indicating their agreement to be bound by all the terms and conditions of this Agreement, and receipt of their respective Capital Contributions. New Members may only be admitted upon the affirmative approval of a group of Members together owning more than 70% of the Membership Units (“Supermajority-In-Interest”). On the approval of any such issuance of additional Membership Units, the then existing Members shall have the pre-emptive right to acquire, for the Capital Contribution per Membership Unit specified, any or all of such additional Membership Units up to that number of additional Membership Units which is sufficient to maintain their respective Percentage Interest.

2.5

Additional Capital Contributions. No additional Capital Contribution shall be required of any Member after the Member’s initial Capital Contribution.

2.6

Reserved.

2.7

Withdrawal of Contributions. No Member shall have the right or be permitted to withdraw from the Company or demand the return of all or any part of its Capital Contribution except as agreed in writing by all of the Members. Any voluntary act of a Member that constitutes a withdrawal from the Company shall constitute material breach of this Agreement and the Company shall be entitled to collect damages for such breach. Such damages shall offset any cash or other property otherwise distributable to such Member by the Company.

2.8

Transfer of Membership Units. Membership Units are held, and may only be transferred, assigned, pledged, hypothecated, sold, or otherwise disposed of, in accordance with all of the terms and conditions of this Agreement. Any such transfer, assignment, pledge, hypothecation, sale, or disposition, even though in full compliance with the terms of this Agreement, shall only transfer the right represented by such transferred Membership Unit to receive a share of the capital, profits, and cash available for distribution by the Company and shall not result in making any such subsequent holder a Member of the Company. Additional Members shall only be admitted as provided in Section 2.9.

2.9

Admission of Additional Members. On the issuance of newly authorized Membership Units in accordance with the provisions of Section 2.4 and on receipt of the Capital Contribution specified and the delivery to the Company of an executed Counterpart Signature Page indicating the holder’s agreement to be bound by all of the terms and conditions of this Agreement, such holder shall become an additional Member of the Company (an “Additional Member”). On the transfer, assignment, pledge, hypothecation, sale, or other disposition of any Membership Units in accordance with the provisions of Section 2.8, the subsequent holder shall be entitled to receive a share of the capital, profits, and cash available for distribution from the Company represented by the number and class of Membership Units pursuant to this Agreement held by such holder but shall not become a Member of the Company and shall have no right to participate in the affairs of the Company unless the Supermajority-In-Interest or the chief executive officer consents to the admission of such holder as an Additional Member, such holder has delivered to the Company an executed Counterpart Signature Page agreeing to be bound by all the terms and conditions of this Agreement, and such holder has paid any reasonable expenses in connection with such holder’s admission as an Additional Member. Until approval and admission of the subsequent holder as an Additional Member has been completed, the transferor shall continue as a Member of the Company with respect to such transferred Membership Units for all purposes other than participation in the capital, profits, and cash available for distribution by the Company related to the transferred Membership Units. The admission of a transferee of Membership Units as an Additional Member shall not effect the dissolution of the Company. No Additional Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The chief executive officer may, at the time an Additional Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocation of loss, income and expense deductions to an Additional Member for that portion of the Company’s tax year in which the Additional Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations issued by the United States Treasury Department promulgated thereunder (“Regulations”).

2.10

Transfer Limitations. In addition to other limitations on transfer or disposition of a Membership Unit set forth herein, no disposition of any Membership Unit by a Member may be made if the Membership Unit or any part thereof sought to be transferred, when added to the total of all other Membership Units disposed of within the period of 12 consecutive months prior to the proposed date of disposition, in the opinion of counsel for the Company, results in the termination of the Company under the Code. Further, no disposition of any Membership Unit may be made without registration under the Securities Act of 1933, as amended, and under state securities laws or unless the Company receives an opinion of counsel satisfactory to it that an exemption from registration is available. In addition, no disposition of any Membership Unit may be made if, in the opinion of counsel of the Company, such disposition would cause the Company to be treated as an association taxable as a corporation rather than as a limited liability company subject to the provisions of Subchapter K of the Code, or any comparable provisions then in effect.

ARTICLE III

POWERS AND DUTIES OF MANAGER; OFFICERS

3.1

Management. Exclusively its chief executive officer shall manage the business and affairs of the Company. The chief executive officer shall direct, manage and control the business of the Company to the best of his ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the chief executive officer shall deem to be reasonably required to accomplish the business and objectives of the Company. No Member, other than the chief executive officer, shall have the authority to bind the Company, unless given that authority by the board of directors.

3.2

Number, Tenure and Qualifications. Kirby D. Cochran, shall be the chief executive officer of the Company. The number of directors of the Company shall be fixed from time to time by the affirmative vote of the Members owning in the aggregate a simple majority of the Percentage Interests (“Majority-In-Interest”), but in no instance shall there be less than one director. In the event the chief executive officer resigns, or is removed, he shall be elected by the vote of the Majority-In-Interest at a meeting of the Members and shall hold office until the next meeting of Members at which an election of the chief executive officer is held, or such longer period as shall be approved by such vote, and until his successor shall have been duly elected and qualified. The Company may engage the chief executive officer pursuant to a written management agreement for the period to which the chief executive officer was elected. The chief executive officer need not be a resident of the State of California. The chief executive officer shall not be precluded from serving the Company in capacities, other than management of the Company, for which the chief executive officer receives compensation from the Company.

3.3

Certain Powers of Chief Executive Officer. Without limiting the generality of Section 3.1 hereof, the chief executive officer shall have power and authority, on behalf of the Company, to do the following:

(a)

To acquire property from any Person as the chief executive officer may determine even if a Member is directly or indirectly affiliated or connected with such Person;

(b)

To borrow money for the Company from banks, other institutions, the Members, or affiliates of the Members, on such terms as it deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of borrowed sums, provided that no debt or other obligation shall be contracted or liability incurred by or on behalf of the Company except by the chief executive officer;

(c)

To purchase liability and other insurance to protect the Company’s property and business;

(d)

To hold and own any real and/or personal properties in the name of the Company;

(e)

To invest any of the Company’s funds temporarily in time deposits, short-term governmental obligations, commercial paper or other investments;

(f) To sell or otherwise dispose of or transfer assets of the Company in the ordinary course of business;

(g)

To execute on behalf of the Company all contracts, instruments, and documents including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, deeds, security agreements and financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, stock powers, leases, operating agreements, and any other instruments or documents necessary, in the opinion of the chief executive officer, to the business of the Company; and, subject to any limitation contained in the Articles of Organization or in this Agreement, authorize in writing an agent, generally or specifically, to execute and deliver any contract or other instrument in the name and on behalf of the Company;

(h)

To cause the Company to change its domicile to a jurisdiction other than the State of California;

(i)

To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from the Company funds;

(j)

To act as “tax matters partner” pursuant to Section 6221 of the Code;

 (k) To make an assignment for the benefit of creditors of the Company, file a voluntary petition in bankruptcy or appoint a receiver for the Company, provided such action has been approved in advance in writing by a Majority-In-Interest;

 (l) To enter into any and all other agreements on behalf of the Company, with any other person or entity for any purpose, in such form as the chief executive officer may approve; and

(m) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

3.4

General Duties of Chief Executive Officer. In addition to the chief executive officer’s responsibilities resulting from its empowerment in Section 3.3 hereof and the chief executive officer’s duties under any pertinent agreement with the Company, the chief executive officer shall be responsible for:

(a)

The day-to-day management and control of the Company;

(b)

The business affairs of the Company, dominion and control of the Company assets and general supervision by the Company over its employees and agents, and professional advisors;

(c)

Signing and executing the official documents and other instruments for and on behalf of the Company;

(d)

Keeping or causing to be kept a record of all proceedings and meetings of the Members;

(e)

Causing all notices to be duly given in accordance with the provisions of this Agreement and as required by law;

            (f)

Storing the records of the Company;

(g)

Assuring that the books, reports, statements, certificates, and other documents and records required by law are properly kept and filed;

(h)

Maintaining the Membership Unit ledger and books of the Company and causing such books to be kept in such manner as to show at any time the number of Membership Units of the Company issued and outstanding, the manner in which and date when such Membership Units were paid for, the names, alphabetically arranged, and the addresses of the Members of record, the number of Membership Units held by each Member, and the date when each became a Member of record;

(i)

Causing the records required to be maintained pursuant to Corps.C. Sec.17000, et seq. to be kept and exhibited at the principal place of business of the Company and in the manner and for the purpose provided in such section;

(j)

Having charge and supervision over and being responsible for the monies, securities, receipts, and disbursements of the Company;

(k)

Causing the monies and other valuable effects of the Company to be deposited in the name and to the credit of the Company in such banks or trust companies or with such banks or other depositories as shall be selected by the chief executive officer;

(1)

Causing the monies of the Company to be disbursed by checks or drafts drawn on the authorized depositories of the Company;

(m)

Rendering, when reasonably requested, a statement of the financial condition of the Company, and rendering a full financial report at least annually;

(n)

Causing to be kept correct books of account of all the business and transactions of the Company and exhibiting such books to any Member on request during ordinary business hours;

(o)

Designating an agent for service of process on the Company in compliance with Corps.C. Sec.17000, et seq.; and

(p)

Performing such other duties as from time to time may be assigned to it by the Company.

3.5

Authority to Bind the Company. Unless authorized to do so by this Agreement or by the chief executive officer, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. The chief executive officer may act, however, by a duly authorized attorney-in-fact.

3.6

Reserved.

3.7

The Company Records and Accounts. The chief executive officer shall maintain a principal place of business where it shall preserve the records and accounts of the operations and expenditures of the Company including the following:

(a)

a current list of the full name and last known business, residence or mailing address of each Member, both past and present;

(b)

a copy of the stamped Articles of Organization of the Company and all amendments thereto together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c)

copies of the Company’s federal, state, and local income tax and ad valorem returns and reports, if any, for the three most recent years;

(d)

copies of the Company’s currently effective operating agreement and all amendments thereto, copies of any prior written Operating Agreement no longer in effect, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property or services;

(e)

the financial statements of the Company for the three most recent years;

(f)

copies of all executed Subscription Agreements, executed Suitability Questionnaires, and executed Counterpart Signature Pages and a written statement setting forth:

(i)

the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member;

(ii)

the date on which, or events on the happening of which, any additional contributions agreed to be made by each Member are to be made;

(iii) any right of a Member to receive distributions which include a return of all or any of the Member’s contributions; and

(iv) any event upon the happening of which the Company is to be dissolved and its affairs wound up;

(g) minutes or other records of every meeting or other action of the Members.

Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy the Company’s records and accounts at the Member’s expense. The chief executive officer shall keep the records and accounts of the Company at 1284 West Flint Meadow Dr. Kaysville, Utah 84037 unless otherwise required by Corps.C. Sec.17000, et seq.

3.8

Bank Accounts; Brokerage Accounts. The chief executive officer may, from time to time, open bank accounts and brokerage accounts in the name of the Company.

3.9

Tax Returns and other Elections; Financial Statements. The chief executive officer shall at the expense of the Company cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Fiscal Year. All elections permitted to be made by the Company under federal or state laws  may be made by the chief executive officer. The chief executive officer shall cause the Company’s annual financial statements to be reviewed or audited at the expense of the Company on an annual basis by an accounting firm selected by the chief executive officer.

3.10

Reserved.

3.11

Resignation. Any officer or director of the Company may resign as an officer or director of the Company at any time by giving written notice to the remaining chief officers or directors or to the Members. The resignation of any officer or director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Such resignation shall not affect such officer or director’s rights and liabilities as a Member.

3.12

Removal. The chief executive officer may be removed at any time if cause shall exist, by the affirmative vote of a Supermajority-In-Interest at a meeting duly called expressly for that purpose. Cause shall only be deemed to exist if the chief executive officer has been grossly negligent in the performance of its duty or engaged in willful misconduct or fraud against the Company.

3.13

Vacancies. Any vacancy occurring for any reason in the office of the chief executive officer may be filled by the affirmative vote of the Majority-In-Interest. The chief executive officer elected to fill a vacancy shall be elected for the unexpired term of its predecessor in office and shall hold office until the expiration of such term and until its successor shall be elected and shall qualify or until the chief executive officer’s earlier death or dissolution, resignation or removal. The chief executive officer chosen to fill a position resulting from an increase in the number of officers and directors shall hold office until its successor shall be elected and shall qualify, or until the earlier death or dissolution, resignation or removal of such officer or director.  If no officer or director is elected, the business of the Company shall be managed by the Majority-In-Interest.

3.14

Salary. Initially, the officers and directors shall not accumulate, receive or defer any salary or compensation in the coming 12 months.  However, Messrs. Cochran and Geringer may receive salaries in the future.  We anticipate that their future compensation, if any, will be in line with industry norms.

            3.15     Reserved.

            3.16

Officers. The day-to-day management and control of the Company may be delegated by the chief executive officer to one or more officers, including a president, secretary, treasurer, and such other officers as may be appointed by the chief executive officer. Any one person may hold any two or more of such offices, except the president shall not also be the secretary. No person holding two or more offices shall act in or execute any instrument in the capacity of more than one office. No officer need be a Member. The chief executive officer from time to time may delegate to any officer or agent the power to appoint and remove any such subordinate or agent and to prescribe their respective titles, terms of office, authorities, and duties. Subordinate officers need not be Members. Any officer may resign at any time by delivering a written resignation to the chief executive officer, the president, or the secretary. Unless otherwise specified therein, such resignation shall take effect on delivery. The officers, if any, shall have, subject to the discretion of the chief executive officer, the following powers and duties:

(a)

The President. The president shall be subordinate to the chief executive officer of the Company, if one has been appointed, and, subject to the chief executive officer’s direction, shall have general charge of the business, affairs, and property of the Company and general supervision over its officers, employees, and agents. The president shall be empowered to sign certificates representing Membership Units of the Company, the issuance of which shall have been authorized by the chief executive officer.  The president shall not have power to bind or obligate the company without written authorization from the chief executive officer or majority consent from the board of directors.  The president shall perform all duties normally incident to the office of president of a limited liability company, and shall exercise such other powers and perform such other duties as from time to time may be assigned to him or her by the chief executive officer.

(b)

The Secretary. The secretary shall keep or cause to be kept a record of all the proceedings of the meetings of the Members and directors in books provided for that purpose, and shall cause all notices to be duly given in accordance with the provisions of this Agreement and as required by statute. The secretary shall be the custodian of the records of the Company and shall assure that the books, reports, statements, certificates, and other documents and records required by statute are properly kept and filed; shall have charge of the Membership Units ledger and books of the Company and cause such books to be kept in such manner as to show at any time the number of Membership Units of the Company issued and outstanding, the manner in which and the time when such Membership Units were paid for, the names, alphabetically arranged and the addresses of the holders of record thereof, the amount of Membership Units held by each holder, and time when each became such holder of record and exhibit to any Member, on application, the original or duplicate Membership Unit ledger. The secretary may be empowered to sign certificates representing Membership Units of the Company, the issuance of which shall have been authorized by the chief executive officer, and shall perform in general all duties incident to the office of secretary and such other duties as are given to him by this Agreement or as from time to time may be assigned to him by the chief executive officer or the president.

(c)

The Treasurer. The treasurer may have charge and supervision over and be responsible for the monies, securities, receipts, and disbursements of the Company; shall cause the monies and other valuable assets of the Company to be deposited in the name and to the credit of the Company in such banks or trust companies or with such banks or other depositories as shall be selected by the board or officers of the Company; shall cause the monies of the Company to be disbursed by checks or drafts drawn on the authorized depositories of the Company, and cause to be taken and preserved proper vouchers for all monies disbursed; shall render to the chief executive officer or the president, whenever requested, a statement of the financial condition of the Company and of all of his transactions as treasurer, and shall perform in general all duties incident to the office of treasurer and such other duties as are given to him by this Agreement or as from time to time may be assigned to him by the chief executive officer.

Notwithstanding the foregoing, no act shall be taken, sum expended, decision made, or obligation incurred on behalf of the Company by its officers with respect to a matter within the scope of any of the major decisions enumerated below (“Major Decisions”), unless such Major Decision has been approved by the chief executive officer. The Major Decisions include:

(a)

Financing for the Company, including, but not limited to, the interim and permanent financing of the operations of the Company;

(b)

Investing any of the funds or assets of the Company;

(c)

Placing or suffering the placing of any encumbrance on any asset of the Company;

(d)

Sale or other transfer or leasing or mortgaging or the placing or suffering the placing of any encumbrance on any real or personal property of the Company;

(e)

Selecting or varying depreciation and accounting methods, changing the Fiscal Year of the Company, and making other decisions with respect to treatment of various transactions for bookkeeping or tax purposes, consistent with the other provisions of this Agreement;

(f)

Entering into any contracts, agreements, or arrangements requiring a commitment or expenditure by the Company of more than $5,000 or which are either for a term of one year or more or are not terminable at the election of the Company on not more than 30 days notice without the Company becoming subject to any penalty of forfeiture;

(g)

Varying or changing any portion of an insurance program established by agreement of the chief executive officer;

(h)

Determining whether or not distributions should be made to the Members;

(i)

Approving each budget and operating plan to be implemented and followed by management of the Company;

(j)

Determining of the maximum and minimum working capital requirements of the Company;

(k)

Except as provided herein, adjusting, settling, or compromising of any claim, obligation, debt, demand, suit, or judgment against the Company;

(l)

Entering into any contract with an affiliate (whether or not terminable at the election of the Company) without 30 days prior written notice to the chief executive officer of the proposed terms and conditions of such contract;

(m)

     Any other decision or action which by the provisions of this Agreement is required to be approved by the chief executive officer or Members or which materially affects the Company or adversely affects the assets or operations thereof.

ARTICLE IV

BORROWINGS, DEPOSITS, CHECKS, AND SECURITIES

4.1

Loans. No loan or advance shall be contracted on behalf of the Company, no negotiable paper or other evidence of its obligation under any loan or advance shall be issued in its name, and no property of the Company shall be mortgaged, pledged, hypothecated, transferred, or conveyed as security for the payment of any loan, advance, indebtedness, or liability of the Company, unless and except as authorized by the chief executive officer or by the Majority-In-Interest of the Members. Any such authorization may be general or confined to specific instances.

4.2

Deposits. All monies of the Company not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or with such bankers or other depositories, including brokerage companies duly qualified and licensed under federal and state law, as the chief executive officer may select, or as from time to time may be selected by any agent authorized to do so by the chief executive officer.

4.3

Checks, Drafts, Etc. All notes, drafts, acceptances, checks, endorsements and, subject to the provisions of this Agreement, evidences of indebtedness of the Company, shall be signed by the chief executive officer or such duly authorized agent or agents of the Company in such manner as the chief executive officer from time to time may determine. Endorsements for deposit to the credit of the Company in any of its duly authorized depositories shall be in such manner as the chief executive officer from time to time may determine.

4.4

Bonds and Debentures. Every bond or debenture duly authorized by the chief executive officer and issued by the Company shall be evidenced by an appropriate instrument which shall be signed by the chief executive officer.

4.5

Sale, Transfer, Etc. of Securities. Sales, transfers, endorsements, and assignments of stocks, bonds, and other securities owned by or standing in the Company’s name, and the execution and delivery on the Company’s behalf of any and all instruments duly authorized by the chief executive officer in writing incident to any such sale, transfer, endorsement, or assignment, shall be executed by the chief executive officer or by any agent thereunto authorized by the chief executive officer.

ARTICLE V

RIGHTS AND OBLIGATIONS OF MEMBERS

5.1

Limitation of Liability. Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in Corps.C. Sec.17000, et seq. and other applicable law.

5.2

List of Members. Upon written request of any Member, the chief executive officer shall provide a list showing the names, last known addresses and each Member’s right to share in distributions of cash and other property from the Company (“Interest”).

5.3

Priority and Return of Capital. Members shall have priority as to the return of Capital Contributions or as to Profits, Losses or distributions as set out in Article VIII.

5.4

No Member Responsible for Other Member’s Commitment. If any Member or any Member’s shareholders or affiliates has incurred any indebtedness or obligation prior to the date hereof that relates to or otherwise affects the Company, neither the Company nor any other Member will have any liability or responsibility for or with respect to such indebtedness or obligation unless the indebtedness or obligation is assumed by the Company pursuant to a written instrument signed by the chief executive officer or approved by the Supermajority-In-Interest and signed by a party duly authorized by such action. Furthermore, neither the Company nor any Member will be responsible or liable for any indebtedness or obligation that is hereafter incurred by any Member or any Member’s shareholders or affiliates (collectively, the “Liable Member”), whether prior to or after the date hereof, and if Liable Member incurs (or has incurred) any debt or obligation that neither the Company nor the other Members will have any responsibility or liability for, the Liable Member does hereby indemnify and hold harmless the Company and the other Members from any liability or obligation they may incur in respect thereof.

5.5

Indemnity of a Member. A Member shall be indemnified by the Company to the fullest extent permitted by California law and as provided in Article XIV hereof.

5.6

Filing. In connection with the execution of this Agreement, the Members shall execute such further documents (such as amendments to the Articles of Organization) and take such further action as is appropriate to comply with the requirements of Corps.C. Sec.17000, et seq. or the law for the formation or operation of a limited liability company in all states and counties where the Company may conduct its business.

ARTICLE VI

MEETINGS OF MEMBERS

6.1

No Annual Meetings. There shall be no annual meetings of the Members.

6.2

Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called at any time by the chief executive officer or on the written request of a Majority-In-Interest of the membership, with such written request specifying the purpose or purposes of the meeting. In case of failure to call such meeting within 30 days after such request, the Member or Members holding not less than 25% of the Common Units may call such special meeting.

6.3

Place of Meetings. The chief executive officer may designate any place, either within or outside the State of California, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be held at the offices of the Company. Any or all Members may participate in any special meeting of the Members by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

6.4

Notice of Meetings. Except as provided in herein, written notice stating the place, day and hour of the special meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally, by mail, or by facsimile transmission, by or at the direction of the chief executive officer or person calling the meeting, to each Member entitled to vote at such meeting, if mailed, such notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage prepaid. If transmitted by facsimile transmission, such notice shall be deemed to be delivered on the date of such facsimile transmission to the fax number, if any, for the respective Member which has been supplied by such Member to the Company and identified as such Member’s facsimile number.

6.5

Meeting of all Members. If all of the Members meet at any time and place, either within or outside of the State of California, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and lawful action may be taken at such meeting.

6.6

Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or to express consent to the Company action in writing without a meeting; or Members entitled to receive any distribution; or allotment of any rights; or entitled to exercise any rights in respect to any change, conversion, or exchange of Common Units; or for the purpose of any other lawful action, the chief executive officer of the Company may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than thirty (30) days and, in the case of a meeting of Members, not less than ten (10) days prior to the date on which the particular action requiring such determination of Members is to be taken. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting, the day preceding the date on which notice of the meeting is mailed shall be the record date. For any other purpose, the record date shall be the close of business on the date on which the resolution of the chief executive officer pertaining thereto is adopted. When a determination of Members entitled to vote at any meeting of the Members has been made as provided in this Section, such determination shall apply to any adjournment thereof. Failure to comply with this Section shall not affect the validity of any action taken at a meeting of Members.

6.7

Voting Lists. The chief executive officer shall make, at least five (5) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of, and the number of Common Units registered in the name of each Member, which list, for a period of five (5) days prior to such meeting, shall be held open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member during the whole time of the meeting. The original Common Unit ledger shall be Prima facia evidence as to the Members who are entitled to examine such list or ledger, or to vote in person or by proxy at any meeting of Members.

6.8

Quorum. A Majority-In-Interest, represented in person or by proxy, together, shall constitute a quorum at any meeting of Members for the transaction of business, except as otherwise provided by statute or by the Articles of Organization. In the absence of a quorum at any such meeting, a majority of the Membership Units so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 60 days, however, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at a meeting.

6.9

Manner of Acting. If a quorum is present, the affirmative vote of the Majority-In-Interest in person or represented by proxy shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by Corps.C. Sec.17000, et seq., by the Articles of Organization, or by this Agreement.

6.10

Voting of Common Units. Each Member shall at every meeting of the Members be entitled to one vote in person or by proxy for each of the voting Common Units held by such Member, subject to the modification of such voting rights of any Common Units by this Amended Operating Agreement. Holders of Common Units who are not Members shall not be entitled to vote on any matter submitted to the Members.

6.11

Proxies. At all meetings of the Members, each Member entitled to vote shall be entitled to vote in person or by proxy; Provided, however, that the right to vote by proxy shall exist only if the instrument authorizing such proxy to act shall have been executed in writing by the registered holder or holders of such Common Units, as the case may be, as shown on the Common Unit ledger of the Company or by its or their attorney thereunto duly authorized in writing. Such instrument authorizing a proxy to act shall be delivered to the chief executive officer at the beginning of such meeting. In the event that any such instrument shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or if only one be present, then that person, shall (unless the instrument shall otherwise provide) have all of the powers conferred by the instrument on all persons so designated. Persons holding Common Units in a fiduciary capacity shall be entitled to vote the Common Units so held and persons whose Common Units are pledged shall be entitled to vote unless, pursuant to the transfer by the pledgor or on the books of the Company, such person shall have expressly empowered the pledgee to vote such Common Units, in which case the pledgee, or its proxy, may represent such Common Units and vote them. No proxy shall be valid after 11 months from the date of its execution, unless otherwise provided in the proxy.

6.12

Action by Members Without a Meeting. Unless otherwise provided under law or in the Articles of Organization, any action which may be, or is required to be, taken at a meeting of the Members, may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Members with outstanding Common Units entitled to vote with respect to the subject matter thereof sufficient to take such action if voted on at a meeting of Members at which all Members holding Common Units were in attendance. Notice of such action shall be provided to all Members not signing the consent within ten (10) days of such action.

6.13

Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated herein, shall be equivalent to the giving of such notice. A Member’s attendance at any meeting, in person or by proxy, (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

6.14

Actions Requiring Supermajority-In-Interest Vote. Notwithstanding anything herein to the contrary, the following decisions and actions by the Company shall be made only by the joint approval of the Supermajority-In-Interest:

(a)

Any act in contravention of this Amended Operating Agreement;

(b)

Any act which would make it impossible to carry on the ordinary business of the Company;

(c)

Any change of the Company into any other legal form;

(d)

Any amendment of this Amended Operating Agreement, except as may otherwise be provided in Article X hereof;

(e)

The merger of the Company with and into another entity; and

(f)

The removal of the chief executive officer, except as otherwise provide herein.

6.15

Secretary of Meeting; Minutes. At any special Members’ meeting, the chief executive officer will appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting will prepare minutes of the meeting, which will be placed in the minute books of the Company.

ARTICLE VII

MEMBER UNIT CERTIFICATES

7.1

Membership Unit Certificates. Every holder of Membership Units in the Company shall be entitled to have a certificate, signed by the chief executive officer, certifying the number of Membership Units owned by such Member in the Company. Certificates representing Membership Units of the Company shall be in such form as is approved by the chief executive officer and as otherwise provided by Corps.C. Sec.17000, et seq.. There shall be entered on the Membership Unit ledger of the Company at the time of issuance of each Membership Unit Certificate, the number of the certificate issued, the name and address of the person owing the Membership Units represented thereby, the number of such Membership Units, and the date of issuance thereof. Every certificate exchanged or returned to the Company shall be marked “Canceled” with the date of cancellation, and kept with the Company records.

7.2

Transfer of Membership Units. Transfer of Membership Units of the Company shall be made on the books of the Company by the holder of record thereof, or by its attorney thereunto duly authorized by a power of attorney duly executed in writing and filed with the chief executive officer or any of its transfer agents, and on surrender of the certificate or certificates, properly endorsed or accompanied by proper instruments of transfer, representing such Membership Units. Except as provided by law, the Company and transfer agents and registrars, if any, shall be entitled to treat the holder of record of any Membership Units as the absolute owner thereof for all purposes and, accordingly, shall not be required to recognize any legal, equitable or other claim to or interest in such Membership Units on the part of any other person whether or not it or they shall have express or other notice thereof.

7.3

Maintenance of Membership Units Ledger at Principal Place of Business. A Membership Unit ledger shall be kept at the principal place of business of the Company, or at such other place as the chief executive officer shall determine, containing the names, alphabetically arranged, of all Membership Unit holders of the Company, their addresses, their units, the amount paid on their Membership Units, and all transfers thereof and the number of Membership Units held by each. Such Membership Unit ledger shall at all reasonable hours be subject to inspection by the Members and by other persons entitled by law to inspect the same.

7.4

Transfer Agents and Registrars. The chief executive officer may appoint one or more transfer agents and one or more registrars with respect to the certificates representing Membership Units of the Company, and may require all such certificates to bear the signature of either or both. The chief executive officer may from time to time define the respective duties of such transfer agents and registrars. No certificate for Membership Units shall be valid until countersigned by a transfer agent, if at the date appearing thereon the Company had a transfer agent for such Membership Units, and until registered by a registrar, if at such date the Company had a registrar for such Membership Units.

7.5

Closing of Transfer Books and Fixing of Record Date.

(a)

The chief executive officer shall have power to close the Membership Unit ledger of the Company for a period not to exceed fifty (50) days preceding the date of any meeting of Members, or the date for payment of any distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Membership Units shall go into effect, or a date in connection with obtaining the consent of Members for any purpose.

(b)

In lieu of closing the Membership Unit ledger as aforesaid, the chief executive officer may fix in advance a date, not exceeding thirty (30) days preceding the date of any meeting of Members, or the date for the payment of any distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Membership Units shall go into effect, or a date in connection with obtaining any consent, as a record date for the determination of the Members entitled to a notice of, and to vote at, any such meeting and any adjournment thereof, or entitled to receive payment of any such distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Membership Units, or to give such consent.

(c)

If the Membership Unit ledger shall be closed or a record date set for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for, or such record date shall be, not less than ten (10) days immediately preceding such meeting.

7.6

Lost or Destroyed Certificates. The Company may issue a new certificate for Membership Units of the Company in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the chief executive officer may, in its discretion, require the owner of the lost or destroyed certificate or his legal representatives, to give the Company a bond in such form and amount as the chief executive officer may direct, and with such surety or sureties as may be satisfactory to the chief executive officer, to indemnify the Company and its transfer agents and registrars, if any, against any claims that may be made against it or any such transfer agent or registrar on account of the issuance of such new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the chief executive officer, such is proper.

ARTICLE VIII

PROFITS, LOSSES, DISTRIBUTIONS, AND EXPENSES

8.1

Profits and losses.

(a)   At no time shall the sum of all historical Net Profit distributions to Common Unit holders exceed the total amounts paid toward redeeming any outstanding Preferred Units, until all Preferred Units have been redeemed.

(b)   The Company’s Net Profits or Net Loses shall be determined not less frequently than annually and on a basis, which coincides with the Company’s tax year. Subject to this Section 8.1(a), Section 13.3 (Curative Allocations) and Section 2.1 (Membership Units), the Company’s Net Profits and Net Losses shall be allocated to the Members in that proportion which is equal to the total number of Common Units owned or held by each respective Member at the time such allocations are made, as recorded in the Company’s Membership Unit ledger, divided by the total number of Common Units owned or held by all of the Members at the time of such allocations, as recorded in the Company’s Membership Unit ledger (the “Percentage Interest”).

8.2

Distributions. Subject to Section 2.1 and Article XIII, all distributions of cash or other property shall be made to the Members in proportion to their Capital Accounts on the record date of such distribution. Except as provided in Section 13, all distributions shall be made at such time as is determined by the chief executive officer. Distributions of the Company assets may be made only to the Members shown on the books and records of the Company. Neither the Company nor any Member will incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of a Membership Unit in the Company which has not been approved pursuant to this Agreement. Notwithstanding any provisions above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company will be allocated solely to the parties owning Membership Units in the Company as of the date the sale or other disposition occurs. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions. If the Members determine that distributions this paragraph are insufficient to enable the Members to pay federal and state income taxes attributable to the Company, then the Company shall make additional distributions as the Members decide for that purpose.

8.3

Accounting Period. The Company’s accounting period shall be a calendar year.

ARTICLE IX

ADMISSIONS AND WITHDRAWALS

OBLIGATION TO PURCHASE AND SELL

9.1

Admission of Member. No person shall be admitted as an additional member (“Additional Member”) of the Company without the written consent or approval of the Supermajority-In-Interest or the chief executive officer at the time of such admission and compliance with Section 2.9 regardless of whether such person has acquired a Membership Unit in the Company from another Member or from the Company as an original issuance. An Additional Member shall execute a Counterpart Signature Page prior to admission.

9.2

Expulsion of Member. Upon any material breach by any Member of any of the Member’s obligations under the terms of this Agreement which remains uncured for a period of ninety (90) days following written notice by the chief executive officer, the Member may be expelled from the Company effective upon the delivery of written notice of expulsion signed by the chief executive officer unless such Member’s breach has been cured prior to delivery of such written notice. Such expulsion shall constitute a voluntary act of a Member that constitutes a withdrawal from the Company for purposes of Section 2.7 of this Agreement.

9.3

Rights of Member Upon Death or Expulsion. Following the death or expulsion of a Member, the Member (and the Member’s successor, personal representatives and assigns) shall cease to have any rights of a Member except only the right to receive distributions to the same extent as a permitted assignee of the Member’s Membership Units in the Company, in accordance with the terms of this Agreement, until such time as the Company is wound up and terminated. Distributions to such Member or a return of such Member’s Capital Account shall be made by the chief executive officer at such time as a distribution or a return of Member Capital Accounts is made to all Members.

9.4

No Withdrawal. No Member shall have the right or be permitted to withdraw from the Company. If a Member attempts to withdraw from the Company, the Member shall not be entitled to receive a distribution of its share of Net Profits following the date of the attempted withdrawal and shall not receive any return of its Capital Account until all Members receive a return of their Capital Accounts.

ARTICLE X

AMENDMENTS

10.1

Amendments. This Agreement and the Company’s Articles of Organization may be amended from time to time by the chief executive officer with the affirmative vote of the Supermajority-In-Interest of the Members except that the alteration or repeal of any provision requiring a greater than majority affirmative vote shall require an affirmative vote by such greater than majority as is required by such provision. A proposed amendment shall be effective on the date it is duly approved by the chief executive officer and the Supermajority-In-Interest of the Members and duly filed, if necessary, and shall be binding on all Members.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1

Dissolution.

(a)

The Company shall be dissolved upon the occurrence of any of the following events:

(i)

July 1, 2021 as such date may be extended by action of the chief executive officer for up to ten (10) additional years or by action the chief executive officer;

(ii)

written consent of the Supermajority-In-Interest to dissolve the Company;

(iii) written action of the chief executive officer to dissolve the Company;

(iv) entry of a judicial decree of dissolution;

(v)

the Company being adjudged bankrupt;

(vi) the acquisition by one Person of all of the outstanding Membership Units.

11.2

Effect of Filing Cancellation of Articles of Organization. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of limited liability company business, as of the date designated by the chief executive officer on the Cancellation of Articles of Organization form filed with the California Secretary of State.

11.3

Winding Up, Liquidation and Distribution of Assets.

(a)

Upon dissolution, an accounting shall be made by the Company’s accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The chief executive officer shall immediately proceed to wind up the affairs of the Company.

(b)

Unless the business of the Company is to continue pursuant to Section 11.1, the chief executive officer shall proceed to liquidate the Company’s assets (except to the extent the chief executive officer may determine to distribute any assets to the Members in kind), discharge the Company’s obligations, and wind up the Company’s business and affairs as promptly as is consistent with obtaining the fair value thereof. The proceeds of liquidation of the Company’s assets, to the extent sufficient therefor, shall be applied and distributed as follows:

 (i)

First, to the payment and discharge of all of the Company’s debts and liabilities to third parties except those owing to Members or to the establishment of any reasonable reserves for contingent or unliquidated debts and liabilities;

(ii)  Second, to the payment of any debts and liabilities owing to Members; and

(iii)

Third, to the Members, either in cash or in kind, as determined by the chief executive officer, in accordance with the positive balance of each Member’s Capital Account as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs. Any assets distributed in kind shall be both valued by the chief executive officer for this purpose at their net fair market value and deemed to have been sold as of the date of dissolution. Any such distributions to the Members in respect of their Capital Accounts shall be made within the time requirements of Section l.704-l (b)(2)(ii)(b)(2) of the Regulations.

(c)

Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1 (b)(2)(ii)(g) of the Regulations, if any Member has a negative deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

(d)

Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)

The chief executive officer shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

11.4

Notice of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Notice of Dissolution shall be filed with the California Secretary of State.

11.5

Return of Contribution Non-Recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.

ARTICLE XII

ACCOUNTS

12.1

Books. The chief executive officer shall maintain complete and accurate books of account of all transactions of the Company, which books of account shall be kept at the Company’s principal place of business. All decisions regarding accounting matters, except as otherwise set forth herein, shall be made by the chief executive officer.

12.2

Member’s Accounts. A capital account shall be established and maintained on the Company’s books with respect to each member, in accordance with the provisions of Treasury Regulation Section 1.704-1(b) and a separate Distribution Account for each Member related to his or her Common Units. Each Member’s Capital Account consist of such Member’s initial Capital Contribution increased by (a) any additional Capital Contributions made by such Member, and (b) credit balances transferred from such Member’s Distribution Account to his or her capital account, and decreased by (a) distributions to such Member in reduction of the Company capital, and (b) such Member’s share of the Company losses, when transferred from such Member’s Distribution Account. The chief executive officer shall (a) maintain the Member’s Capital Accounts at all times as determined above; (b) charge all distributions to the Member’s Distribution Account; (c) charge the Company’s losses to the Member’s Distribution Account, unless the chief executive officer elects to charge any such loss to the Member’s Capital Account; and (d) credit the Company’s Net Profits from operations to the Member’s Distribution Account. The chief executive officer may transfer to the Member’s Capital Account all or any portion of the credit balances in the Member’s Distribution Account. Any amounts transferred shall be in proportion to the Member’s Percentage Interest. A credit balance in a Member’s Distribution Account shall constitute a liability of the Company to that Member; it shall not constitute a part of the Member’s interest in the Company’s capital, until closed to said Member’s Capital Account. A debit balance in a Member’s Distribution Account, whether occasioned by distributions in excess of his or her share of the Company profits or by charging such Member for his or her share of the Company loss, shall not constitute an obligation of the Member to the Company; it shall not reduce such Member’s interest in the Company’s capital, until closed to said Member’s Capital Account. Payment of any amount owed to the Company shall be made at such time and in such manner as the chief executive officer may determine.

12.3

Reports. The chief executive officer shall close the books of account promptly after the close of each Fiscal Year, and shall prepare and send to each Member a statement of such Member’s distributive share of income and loss for federal income tax reporting purposes.

ARTICLE XIII

ALLOCATION OF PROFITS AND LOSSES

13.1

Accounting Definitions. The following terms, which are used predominately in this Article, shall have the meanings set forth below for all purposes under this Agreement:

“Adjusted Capital Account Balance” means, with respect to any Member, the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year.

“Book Value” means, with respect to any asset, the assets adjusted basis for federal income tax purposes.

 “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if such depreciation, amortization or other cost recovery deductions with respect to any such asset for federal income tax purposes is zero for any Fiscal Year, Depreciation shall be determined with reference to the asset’s Book Value, at the beginning of such year using any reasonable method selected by the chief executive officer.

“Minimum Gain” means an amount determined by computing, with respect to each Nonrecourse Liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed, such computation to be made in accordance with Regulations section 1.704-2(b)(2) and 1.704-2(d).

“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain of the Company that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Regulation section 1.704-2(i)(1) and (2) and shall be determined in accordance with the provisions of Regulations section 1.704-2(i)(2).

“Profits” or “Losses” means, for each Fiscal Year or other period, the taxable income or taxable loss of the Company as determined under Code Section 703(a) (including in such taxable income or taxable loss all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code)

13.2

Profits and Losses.  Subject to Section 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, and 13.10 hereof, each Member shall share in the Profits and Losses of the Company according to its Percentage Interest, as follows:

a)

Allocation of profits shall be made as follows:

(i)  First, to the Members, up to the aggregate of, and in proportion to, any Losses previously allocated to each Member, to the extent not previously offset by allocations of Profits pursuant to this Section;

(ii) Second, to Preferred Members, subject to the Manger’s election to redeem the Membership Units and to the extent of the Cumulative Preferred Return pursuant to Section 2.1(a);

(iii) Third, to the Common Members, in proportion to their Percentage Interest.

b)

Allocation of losses shall be made as follows:

(i) First, to the Members, up to the aggregate of, and in proportion to, any Profits previously allocated to each Member in accordance with Section 13.2(a)(iii) hereof and not previously offset by Losses allocated pursuant to this Section until their capital account balances have been reduced to zero;

(ii) Second, to the Preferred Members until their capital account balances have been reduced to zero;

(iii) Third, to the Common Members, in proportion to their Percentage Interest.

c)

Authority to Vary Allocations.  The Members have the authority to vary these allocations to the extent necessary to comply with federal income tax laws.

 13.3

Curative Allocations. Certain allocations may be required to comply with the requirements of Regulations Sections 1.704-1(b) and 1.704-2 (the “Regulatory Allocations”).

13.4

General Allocation Rules.

(a)

Generally, all Profits and Losses allocated to the Members shall be allocated among them in proportion to their Percentage Interest, except as otherwise specifically provided under the terms of this Agreement. In the event Members are admitted to the Company pursuant to Article IX hereof on different dates during any Fiscal Year, the Profits (or Losses) allocated to the Members for each such Fiscal Year shall be allocated among the Members in proportion to the Percentage Interest that each Member holds from time to time during such Fiscal Year in accordance with Code Section 706, using any convention permitted by law and selected by the chief executive officer. In such event, subsequent allocations of Profits or Losses pursuant to Section 13.1 hereof shall be allocated (i) first, so as to offset the Profits (or Losses) allocated for such Fiscal Year or years and (ii) the balance, if any, to the Members in proportion to their Percentage Interests.

(b)

For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, using any method permissible under Code Section 706 and the Regulations thereunder.

(c)

For purposes of determining the Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company within the meaning of the Regulations, their respective interests in Member profits shall be in the same proportions as their Percentage Interests.

(d)

The Members are aware of the income tax consequences of the allocations made by this Article XIII and hereby agree to be bound by the provisions of this Article XIII in reporting their distributive shares of the Company’s taxable income and loss for income tax purposes.

(e)

The chief executive officer shall make such other special allocations as are required in order to comply with any mandatory provision of applicable Regulations or to reflect a Member’s economic interest in this the Company determined with reference to such Member’s right to receive distributions from the Company and such Member’s obligation to pay its expenses and liabilities.

13.5

Tax Allocations Under Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. In the event the Book Value of any the Company asset is adjusted pursuant to subsection (b) of the definition of “Book Value” in Section 13.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the chief executive officer in any manner that reasonably reflects the purpose and intention of this Agreement.

13.6

Minimum Gain Chargeback.  Except as otherwise provided in section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article XIII, if there is a net decrease in the Minimum Gain of the Company during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain of the Company, determined in accordance with section 1.704-2(g) of the Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with section 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.  This Section 13.6 is intended to comply with the minimum gain chargeback requirements set forth in section 1.704-2(f) of the Regulations and shall interpreted consistently therewith.

13.7

Member Minimum Gain Chargeback.  Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article XIII, if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The item to be so allocated shall be determined in accordance with section 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.  This Section 13.7 is intended to comply with section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

13.8

Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in subparagraphs (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d), such Member shall be allocated items of Company income or gain in an amount and manner sufficient to eliminate such Member’s Adjusted Capital Account Deficit as quickly as possible to the extent required by the Regulations, provided that an allocation pursuant to this Section 13.8 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after tentatively making all other allocations provided in this Article XIII as if this Section 13.8 were not in the Agreement.

13.9

Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Members in accordance with their Interests.

13.10

Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i)(1).

ARTICLE XIV

INDEMNIFICATION OF MEMBERS AND MANAGER; OFFICER

AND MANAGER CONTRACTS; LIMITATION OF LIABILITY

14.1

Indemnification of Members and Chief Executive Officer.

(a)

Third Party Actions. To the greatest extent not inconsistent with the laws and public policies of the State of California, the Company will indemnify any Member or officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding because such individual is or was a Member or officer or director, as a matter of right, against all liability incurred by such individual in connection with any proceeding; provided that it is determined that the specific indemnification of such individual is permissible in the circumstances because the individual has met the standard of conduct for indemnification set forth in subsection (d) of this Section. The Company will pay for or reimburse the reasonable expenses incurred by a Member, officer or director in connection with any such proceeding in advance of final disposition thereof if (i) the individual furnishes the Company a written affirmation of the standard of conduct for indemnification described in subsection (d) of this Section, (ii) the individual furnishes the Company a written undertaking, executed personally or on such individual’s behalf, to repay the advance if it is ultimately determined that such individual did not meet such standards of conduct, and (iii) a determination is made in accordance with subsection (e) that, based upon facts then known to those making the determination, indemnification would not be precluded under this Section. The undertaking described in subsection (a)(ii) above must be a general obligation of the Member, officer or director, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company will indemnify a Member, officer or director who is successful, on the merits or otherwise, in the defense of any such proceeding or in defense of any claim, issue, or matter therein, without the requirement of a determination as set forth in subsection (d) of this Section. Upon demand by a Member, officer or director for indemnification or advancement of expenses, as the case may be, the Company will expeditiously determine whether the Member, officer or director is entitled thereto in accordance with this Section. The indemnification and advancement of expenses provided for under this Section will be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section.

(b)

The Company Actions. To the greatest extent not inconsistent with the laws and public policies of State of California, the Company will indemnify any Member, officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Company because such individual is or was a Member, officer or director, as a matter of right, against all liability incurred by such individual in connection with proceeding; provided that it is determined that the specific indemnification of such individual is permissible in the circumstances because the individual has met the standard of conduct for indemnification set forth in subsection (d) of this Section, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action or suit was brought shall determine on application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. The Company will pay for or reimburse the reasonable expenses incurred by a Member, officer or director in connection with any such proceeding in advance of final disposition thereof if, (i) the individual furnishes the Company a written affirmation of the standard of conduct for indemnification described in subsection (d) of this Section, (ii) the individual furnishes the Company a written undertaking, executed personally or on such individual’s behalf, to repay the advance if it is ultimately determined that such individual did not meet such standards of conduct, and (iii) a determination is made in accordance with subsection (e) that, based upon facts then known to those making the determination, indemnification would not be precluded under this Section. The undertaking described in subsection (b)(ii) above must be a general obligation of the Member, officer or director, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company will indemnify a Member, officer or director who is successful, on the merits or otherwise, in the defense of any such proceeding or in defense of any claim, issue, or matter therein, without the requirement of a determination as set forth in subsection (d) of this Section. Upon demand by a Member, officer or director for indemnification or advancement of expenses, as the case may be, the Company will expeditiously determine whether the Member, officer or director is entitled thereto in accordance with this Section. The indemnification and advancement of expenses provided for under this Section will be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section.

(c)

Additional Capacities. The Company will have the power, but not the obligation, to indemnify any individual or entity who is or was an employee, officer or agent of the Company or is or was serving at the request of the Company as an officer, director, member, trustee, employee, or agent of another limited partnership, limited liability company, association, corporation, joint venture, trust, employee benefit plan, or other enterprise to the same extent as if such individual is or was a Member, officer or director.

(d)

Required Conduct. Indemnification is permissible under this Section only if (i) the subject party conducted himself in good faith, (ii) the subject party reasonably believed that his conduct was in or at least not opposed to the Company’s best interest; and (iii) in the case of a criminal proceeding, the subject party had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, demonstrative or sufficient to create a presumption that the individual did not meet the standard of conduct described in this subsection.

(e)

Determination. A determination as to whether indemnification or advancement of expenses is permissible shall be made by one of the following procedures; (i) by the chief executive officer, if not a party to such proceeding; (ii) if the chief executive officer is party to the proceeding, by the Majority-In-Interest, not at the time party to such proceedings, at any meeting duly called for such purpose; or (iii) by independent legal counsel selected by the Majority-In-Interest at any meeting duly called for such purpose.

(f)

Application to the Court. A Member, officer or director of the Company who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines: (i) in a proceeding in which the Member, officer or director is wholly successful, on their merits or otherwise, the Member, officer or director is entitled to indemnification under this Section, in which case the court will order the Company to pay the Member, officer or director his reasonable expenses incurred to obtain such court ordered indemnification; or (ii) the Member, officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Member, officer or director meets the standard of conduct set forth in subsection (d) of this Section.

(g)

Employee Benefit Plan. Indemnification will be provided for an individual’s conduct with respect to an employee benefit plan if the individual reasonably believed his conduct to be in the interests of the participants and beneficiaries of the plan.

(h)

General Indemnification. Nothing contained in this Section will limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a Member, officer or director of the Company or is or was serving at the Company’s request as a manager, officer, director, member, trustee, employee, or agent of another, limited partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise. Nothing contained in this Section will limit the ability of the Company to otherwise indemnify or advance expenses to any individual. It is the intent of this Section to provide indemnification to Members and the chief executive officer to the fullest extent now or hereafter permitted by the law consistent with the terms and conditions of this Section. Indemnification will be provided in accordance with this Section irrespective of the nature of the legal or equitable theory upon which a claim is made including, without limitation, negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, as amended, or violation of any other state or federal law.

 (i)

General Definitions for Purposes of This Section:

(i)

The term “expenses” includes all direct and indirect costs (including, without limitation, counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement, or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section, applicable law or otherwise.

(ii)

The term “liability” means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii)

The term “party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(iv)

The term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(j)

Scope of Indemnification. The indemnification authorized by this section shall apply to all present and future managers, officers, employees, and agents of the Company and shall continue as to such persons who cease to be managers, officers, employees, or agents of the Company, and shall inure to the benefit of the heirs, executors, and administrators of all such persons and shall be in addition to all other indemnification permitted by law.

(k)

Insurance. The Company may purchase and maintain insurance for its benefit, the benefit of any individual who is entitled to indemnification under this Section, or both, against any liability asserted against or incurred by such individual in any capacity or arising out of such individual’s service, whether or not the Company would have the power to indemnify such individual against such liability.

14.2

Officer and Manager Contracts; Limitation of Liability. No contract or other transaction between the Company and any other person, firm, or entity shall be affected by the fact that a manager, officer, employee, or agent of the Company has an interest in, or is a manager or officer of the Company or any such other entity. Any officer or manager, individually or with others, may be a party to, or may have an interest in, any transaction of the Company or any transaction in which the Company is a party or has an interest. Each person who is now or may become an officer or manager of the Company is hereby relieved from liability that such person might otherwise obtain in the event such officer or manager contracts with the Company for the benefit of himself or any firm or other entity in which he or she may have an interest; provided, such officer or manager acts in good faith. The foregoing limitation on liability extends to any and all actions referred to in Section 3.6 of this Agreement taken by the manager and officers, employees, and agents of the Company and by the officers, directors, and agents of the chief executive officer.

ARTICLE XV

MISCELLANEOUS

15.1

Complete Agreement. This Amended Operating Agreement constitutes the complete and exclusive statement of agreement among the Members. This Agreement supersedes any other contradictory agreement between the parties.

15.2

Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or the Company’s address, as appropriate, which is set forth in this Agreement or in the Counterpart Signature Page signed by the Member. Except as otherwise provided herein, any such notice shall be deemed to be given two (2) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid or, if transmitted by way of facsimile or email, such notice shall be deemed to be delivered on the date of such facsimile or email transmission to the fax number or email address for the Member or the Company, as the case may be. Each member shall be responsible for maintaining current mailing, telephone, facsimile and email contact information with the Company by sending changes to the same in writing to the Company, attention office of the chief executive officer.

15.3

Governing Law. This Agreement and its application and interpretation shall be governed exclusively by its terms and by the laws of the State of California.

15.4

Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that the Member may have to maintain any action for partition with respect to the property of the Company.

15.5

Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

15.6

Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa; and the word “person” or “party” shall include a corporation, firm, limited liability company, proprietorship or other form of association. Any reference to the Code or the statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

15.7

Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

15.8

Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.9

Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

15.10

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.11

Title to the Company Property. Legal title to all property of the Company will be held and conveyed in the name of Castle Arch Real Estate Investment Company, LLC.

15.12

Reliance on Authority of Person Signing Agreement. In the event that a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any act or circumstance bearing upon the existence of the authority of such individual or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

15.13

Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

15.14

Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

15.15

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Initial Members

Chief Executive Officer

/s/ Kirby D. Cochran

/s/ Kirby D. Cochran

____________________________

____________________________

Kirby D. Cochran

Kirby D. Cochran

/s/ Robert Geringer

____________________________

Robert Geringer

/s/ Jeff Austin

____________________________

Jeff Austin

/s/ Doug Child

____________________________

Doug Child

Schedule A

to the

Amended Operating Agreement

of

Castle Arch Real Estate Investment Company, LLC

LIST OF MEMBERS, CAPITAL CONTRIBUTIONS, MEMBERSHIP UNITS

The following parties hereby agree to purchase the number of Membership Units and contribute the capital indicated, thereby becoming Members of the Company.

Member Name and Address	Capital Contribution(1)	Common Units (1)	Preferred Units (1)
Kirby D. Cochran 9595 Wilshire, Penthouse 1000 Beverly Hills, CA, 90212	$ 8,000	8,000,000
Robert D. Geringer 9595 Wilshire, Penthouse 1000 Beverly Hills, CA, 90212	$ 4,000	4,000,000
Jeff Austin 9595 Wilshire, Penthouse 1000 Beverly Hills, CA, 90212	$ 1,600	800,000 (2)
Doug Child 1284 Flint Meadow Dr., Suite D Kaysville, UT 84037	$ 800	800,000
Totals	$ 14,400	13,600,000

1 Messrs. Cochran, Geringer Austin and Child subscribed for the purchase of a collective total 184,000 investment units in the Company’s unit offering dated May 1, 2004.

2 May receive an additional 800,000 units in connection with services in the sole discretion of the board of directors.